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                                                                   EXHIBIT 11.1

              BILLING INFORMATION CONCEPTS CORP. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                                 THREE MONTHS ENDED         THREE MONTHS ENDED
                                                                                 DECEMBER 31, 1997,          DECEMBER 31, 1996
                                                                                 ------------------          -----------------
BASIC EARNINGS PER SHARE CALCULATION:
Net income applicable to common stock...........................................      $   6,853                 $   4,911

   Weighted average number of shares of common stock outstanding................         32,536                    30,202

   Net income per common share..................................................      $    0.21                 $    0.16

DILUTED EARNINGS PER SHARE CALCULATION:
Net income applicable to common stock...........................................      $   6,853                 $   4,911

   Weighted average number of shares of common stock outstanding................         32,536                    30,202
   Weighted average common stock equivalents applicable to stock options
     and warrants...............................................................          2,046                     2,188
                                                                                      ---------                 ---------
   Weighted average shares used for computation.................................         34,582                    32,390
                                                                                      =========                 =========
   Net income per common share..................................................      $    0.20                 $    0.15


Note: The weighted average number of common shares and common share equivalents used in the computation of earnings per share give effect to a one-for-one stock dividend distributed on January 30, 1998.